Exhibit 10.7.2
CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                     SECOND AMENDMENT TO SOFTWARE LICENSE AND
                                      SUPPORT AND HARDWARE PURCHASE AGREEMENT

This Second Amendment, which shall be effective as of February 11, 1998, (except as set forth below in Section 3.) is between ADP, Inc., a Delaware corporation ("ADP") with offices at One ADP Boulevard, Roseland, New Jersey 07068, and Kronos Incorporated, a Massachusetts corporation ("Kronos") with offices at 400 Fifth Avenue, Waltham, Massachusetts 02451.

WHEREAS, the parties entered a Software License and Support and Hardware Purchase Agreement dated April 2, 1993 ("Agreement"), a Development Agreement dated March 21, 1995, an Amendment to the Agreement dated July 22, 1996, and a Total Time 120 Amendment dated July 22, 1996;

WHEREAS, the parties desire to further amend the Agreement;

WHEREAS, ADP has acquired Time Resource Management, Inc. ("TRM"), effective on February 11, 1998;

WHEREAS, TRM has time and attendance software which is competitive to Kronos' time and attendance software;

NOW, THEREFORE, the parties agree as follows:

1. Section 2(g) shall be amended by adding the following to the end of the second sentence: "; or (iii) such agreement is for acquiring TRM."

2. Section 2(g) shall be amended by deleting the fourth sentence and replacing it with the following sentence: "ADP further agrees that, during the term of this Agreement, it will not develop, other than pursuant to this Agreement, (which Agreement shall be deemed to permit internal ADP development of TRM software or development of TRM software by its consultants; provided however, that such consultants shall not be in the business of time and attendance or scheduling), any time and attendance or scheduling hardware or software which shall compete with Kronos products."

3. Section 2(g) shall be amended by adding the following sentences to the end of the Section: "Notwithstanding the foregoing sentence, Kronos agrees to permit ADP to combine TRM software with Hardware, and ADP agrees that it will sell exclusively Kronos Hardware (and no third party hardware) with the TRM software, if Kronos provides the Hardware which is to be combined with the TRM software at a price and with features and functionality equivalent to the hardware that would otherwise be available to TRM (if it had not been acquired by ADP) at the time of the sale of such Hardware.

         ADP's sales force shall be permitted to sell TRM software, subject to the following restrictions: (i) a total of only 300 salespeople derived from the ADP sales force dedicated to selling to clients and prospects employing between 100 and 1000 employees (the "Major Account Sales Force") and/or derived from the ADP sales force dedicated to selling to clients and prospects employing under 100 employees (the "EBS Sales Force") shall be permitted to sell TRM software and the accompanying hardware and/or services; and (ii) such 300 ADP salespeople derived from the Major Account Sales Force and the EBS Sales Force shall be permitted to sell TRM software, accompanying hardware or Hardware and/or services only to clients or prospects within the hotel industry having a SIC code beginning with "70" as the first two digits; and
         (iii) ADP shall not provide or permit compensation/ credit (including, but not limited to, commissions and/or roll call or quota credit) to any member of the Major Account Sales Force or the EBS Sales Force, other than the 300 salespeople described in subpart (i), for generating a sales lead or sales referral for TRM software, accompanying hardware or Hardware and/or services; provided however, that ADP's breach of its obligations under this subpart (iii) shall not be deemed material unless such breach occurs more than one hundred times prior to the termination of this Agreement; and provided further that the foregoing restrictions on the Major Account Sales Force and the EBS Sales Force shall not apply to sales/sublicensing of the TRM software to End-Users in Puerto Rico and the Caribbean. Except as specified above in this paragraph, the Major Account Sales Force and EBS Sales Force shall not be permitted to sell

CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

         (i.e., shall not receive training or receive any payment for selling) any time and attendance or scheduling software or hardware or services, other than Total Time Software and Hardware and services. The ADP sales force dedicated to selling to clients and prospects employing over 1000 employees shall not be subject to the restrictions stated in this paragraph.

         This Paragraph 3, which amends Section 2(g), shall be effective as of September 30, 1999, provided that the provisions of this Paragraph 3 shall not apply to any sales resulting from leads or referrals provided, or other sales activity conducted, by the Major Accounts Sales Force or EBS Sales Force prior to September 30, 1999.

4. Section 2(h) shall be deleted and replaced with the following: "Subject to Sections 2(j) and 15(a) hereof, ADP shall determine in its sole discretion and from time to time hereafter the fees it will charge for the Total Time Services and the degree of effort to be expended by ADP in support, promotion and marketing of the Total Time Software or any part thereof; provided however, that ADP agrees to make a good faith effort to support, promote and market the Total Time Software. Nothing in this Agreement shall prevent ADP at any time hereafter from re-pricing the Total Time Software or any part thereof."

5. The following shall be added as Section 2(j):

         "(j) ADP shall purchase a minimum of the following units of Kronos Hardware and Total Time Software:

                          Kronos' FY'98    Kronos' FY'99     Kronos' FY'00    Kronos FY'01
                           (10/1/97 to      (10/1/98 to       (10/1/99 to      (10/1/00 to    Cumulative Unit
                             9/30/98)         9/30/99)         9/30/00)          4/2/01)       Purchase Total
        Kronos Product
      ------------------- --------------- ----------------- ---------------- ---------------- -----------------

      Hardware                  *                *                 *                *                *

      Total Time                *                *                 *                *                *
      Software

         It is understood and agreed that ADP shall be required to purchase the applicable number of units of Hardware or Software during the time periods specified above, until ADP has purchased the applicable Cumulative Unit Purchase Total specified above. Once ADP has purchased such Cumulative Unit Purchase Total, no further minimum purchase requirements shall apply. If ADP does not purchase the minimums specified above during the applicable time periods, ADP shall be required to purchase the difference between the minimum specified and its actual purchases, on the first day following the end of the applicable time period.

         Kronos agrees that, beginning on April 3, 2001 and ending on April 3, 2002, to permit ADP to exchange units of Total Time Software for a later version of such Total Time Software, subject to the following requirements: (i) the number of Total Time Software Units exchanged by ADP can be no greater than the number of Total Time Software units purchased/licensed by ADP from Kronos and shipped to an ADP Client or ADP customer within the 12 months preceding April 3, 2001; and (ii) any unit exchanged can be exchanged only for a later version within the same operating system (e.g., DOS for DOS, Windows for Windows, C/S for Total Time 120 for C/S for Total Time 120, etc.); and (iii) the unit proposed to be exchanged must be in ADP's inventory on April 3, 2001, and Kronos must have been paid by ADP for it.

6. Section 5(d) shall be deleted and replaced with the following:

         "(d) The provisions of Section 5(a) set forth the entire obligation of ADP for payment (other than amounts that may be payable pursuant to Section 7, Section 14, 17(c) and (d) or pursuant to the Second Amendment to the Agreement) with respect to the work to be performed by Kronos pursuant hereto in connection with the Total Time Software and the rights and licenses granted by Kronos hereunder in connection with the Total Time Software. ADP's payment obligations with respect to the purchase of Hardware hereunder are as set forth in Sections 2(j) and 10."

7. Section 14(d) shall be amended by deleting the period at the end of the Section and adding the following: ";except that ADP shall be required to pay all minimum amounts owed under Section 2(j) and when applicable,
         Section 14(f)."

8. Section 14(f) shall be deleted and replaced with the following:

         "(f) In the event ADP breaches the provisions of Section 2(g), Kronos shall have the right to receive from ADP an amount equal to the value of all products, including Total Time Software, Hardware and accessories which would have been realized by Kronos (which value shall not be limited to the minimums specified in Section 2(j)) during a period equal to the greater of (i) 2-1/2 years or (ii) the remaining term of this Agreement had no termination notice been given."

9. The following shall be added as Section 22(n):

         "(n) Notwithstanding anything to the contrary in Section 2(a) or any other Section of the Agreement or of this Second Amendment, Kronos shall no longer have any obligations to ADP to provide Source Code or updates, enhancements or any other modifications thereto; provided however, that if ADP provides Kronos with written notice that ADP's lack of access to such Source Code has made it unable to proceed with a material additional feature or functionality for the Total Time Software, and Kronos fails to define an acceptable resolution within thirty (30) days after receipt of such notice, then Kronos agrees to supply ADP with the Source Code necessary to proceed with such additional feature or functionality, and such Source Code shall be subject to all the terms and conditions of this Agreement. In addition, Kronos will agree to place Source Code updates, enhancements and modifications, if any, in escrow, at ADP's expense and upon ADP's written request. Any such source code escrow shall be subject to execution of a mutually agreed source code escrow agreement which shall provide for release of the Source Code only upon Kronos' bankruptcy, liquidation or otherwise ceasing to do business. This Section shall not affect ADP's obligations concerning Source Code previously provided by Kronos."

10. The following shall be added as Section 22(o):

         "(o) Notwithstanding anything to the contrary in this Agreement or this Second Amendment, any individual, whether an ADP employee or contractor, working on the engineering of the TRM product/technology shall be strictly prohibited from having any access to the Source Code and any other Kronos confidential information (as defined in Section
         18) and ADP shall not use the Source Code in any way with or for the TRM product(s). Any employee or consultant working on the engineering of Total Time Software or Hardware, cannot be transferred to work on any TRM product/technology, and vice versa. In addition, notwithstanding anything to the contrary in this Agreement or this Second Amendment, any individual, whether an ADP employee or contractor, working on the development of the TRM product/ technology shall be strictly prohibited from having any access to the Source Code, and shall also be prohibited, with the exception of marketing/product management individuals and individuals developing an interface from a Kronos or TRM product to an internally developed ADP module or to third party hardware or software, from having any access to any other Kronos confidential information (as defined in Section 18). ADP shall not use the confidential information in any way with or for the TRM product(s). Any employee or consultant working on the development of Total Time Software or Hardware, cannot be transferred to work on any TRM product/technology, and vice versa, with the exception of marketing/product management individuals and individuals developing an interface from a Kronos or TRM product to an internally developed ADP module or to third party hardware or software. Kronos reserves the right to audit ADP's compliance with this paragraph."

AGREED TO AND ACCEPTED:

KRONOS INCORPORATED                               ADP, INC.

By:/s/W Patrick Decker                  By:/s/Georg I. Stoeckert

Name:W. Patrick Decker                  Name:George I. Stoeckert

Title:President, COO                    Title:President, Major Accounts Division

Date:9/14/99                                         Date:September 7, 1999